EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 14, 2005 (with respect to Note J[2], April 6, 2005 and the last paragraph of Note G[2] April 11, 2005), on our audits of Hemobiotech, Inc.'s financial statements as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 and for the period from October 3, 2001 (inception) through December 31, 2004 in the Registration Statement on Form SB-2/A.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


Eisner LLP

New York, New York
April 14, 2005